Exhibit 99.1

News Release

Investor Contact: Mark Bette (312) 444-2301 Mark_Bette@ntrs.com	Media Contact: Doug Holt (312) 557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

Waddell to Retire after 9 Years as Northern Trust Chairman;

Board Elects O’Grady as Successor

CHICAGO, November 13, 2018 – Northern Trust Corporation announced today that Frederick H. Waddell, 65, Chairman of Northern Trust Corporation, will retire from this role, effective as of January 23, 2019, after nine years of service as Chairman and 43 years of extraordinary service at Northern Trust. Michael O’Grady, currently Chief Executive Officer and President, will assume the additional title of Chairman.

Waddell has served as Chairman since November 2009 and ended his decade-long role as Chief Executive Officer on December 31, 2017.

“It has been a true privilege to serve as Chairman of Northern Trust, and to have dedicated my career to this great company,” Waddell said. “Today’s announcement is reflective of a robust and deliberate succession planning process undertaken by our Board of Directors. We are confident that Mike has the judgement, intelligence and experience to lead Northern Trust to continued growth as we seek to provide an unparalleled combination of service, expertise and integrity to our clients, employees, shareholders, and communities.”

O’Grady said, “Northern Trust has been fortunate to have had Rick Waddell’s leadership over a period of decades. During Rick’s time as CEO and Chairman, Northern Trust navigated historically challenging market conditions while continuing to serve clients and grow. Rick leaves a strong legacy upon which we will continue to build.”

While Waddell was CEO, Northern Trust’s assets under management increased more than 50 percent to $1.2 trillion; assets under custody nearly doubled to $8.1 trillion; staff grew to more than 18,000 partners; and its international presence grew from 13 to 23 international locations in Canada, Europe, the Middle East and the Asia-Pacific region.

Waddell, who holds a bachelor’s degree from Dartmouth College and an MBA from Northwestern University, joined Northern Trust in 1975. He held leadership positions in Commercial Banking, Strategic Planning and Wealth Management. In 2003, he became head of the Corporate & Institutional Services business unit and, in 2006 was named President and Chief Operating Officer of Northern Trust. He was named CEO on January 1, 2008, and Chairman in November 2009. Waddell is a member of the Board of Directors of AbbVie, IBM, the Chicago Council on Global Affairs, Chicago Urban League, and the United Way of Metropolitan Chicago. He is Vice Chairman of the Commercial Club of Chicago and serves as Chairman of its Civic Committee. He is on the Board of Trustees of the Art Institute of Chicago, Northwestern University, the Chicago Symphony Orchestra, and Northwestern Memorial Hospital. He also serves on the Global Advisory Board of the Kellogg School of Management and is an executive advisor to the Metropolitan Planning Council.

O’Grady has served as Chief Executive Officer of Northern Trust Corporation since January 1, 2018, and as President since January 1, 2017. From 2014 to 2016, he served as President of the Corporate & Institutional Services business. Prior to that, O’Grady served as Executive Vice President and Chief Financial Officer of Northern Trust Corporation. Before joining Northern Trust in 2011, O’Grady served as a Managing Director in the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch. He graduated from the University of Notre Dame and received an MBA from Harvard Business School. O’Grady is a board member of Catholic Extension, The Field Museum, the Museum of Contemporary Art Chicago, and a member of the Finance Council of the Archdiocese of Chicago. He is also a member of the Commercial Club of Chicago and its Civic Committee.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 23 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2018, Northern Trust had assets under custody/administration of US$10.8 trillion, and assets under management of US$1.1 trillion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.